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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in the 1997 Annual Report on Form 10-K of Harbinger Corporation and to the incorporation by reference in the registration statements of Harbinger Corporation on Form S-3 (File Nos. 33-96774, 333-03247, 333-30219 and 333-42959) of our report dated January 31, 1997, except for Paragraph 3 of
Note 16 as to which the date is March 16, 1997, on our audits of the consolidated financial statements and financial statement schedule of Premenos Technology Corp. and subsidiaries as of December 31, 1996, and for each of the two years in the period then ended, which report is included in the Premenos Technology Corp. 1996 Annual Report on Form 10-K.




                                             COOPERS & LYBRAND L.L.P.


San Francisco, California
March 25, 1998







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